Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2012 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 24, 2012--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $453,000 or $0.49 per diluted share for the second quarter of 2012, compared to $198,000 or $0.15 per diluted share for the second quarter of 2011.

For the six months ended June 30, 2012, net income amounted to $934,000, or $0.96 per diluted share. This compares to net income of $285,000 or $0.18 per diluted share for six months ended June 30, 2011. Total assets on June 30, 2012 were $340 million.

Key financial highlights for the second quarter of 2012 compared to the second quarter of 2011 include earnings growth, favorable asset quality trends, and a well capitalized regulatory capital position:

  Quarterly net income increased by $255 thousand or 129%
  Second quarter earnings per share increased by $0.34, from $0.15 to $0.49 per diluted common share
  Non-interest income increased by $373 thousand or 65%
  Net interest and dividend income increased by $114 thousand or 5%
  Asset quality remained very favorable with total non-accrual loans and loans 30 or more days past due decreasing to 0.44% of loans outstanding on June 30, 2012 from 1.17% of loans outstanding on June 30, 2011
  The Bank’s Total Risk Based Capital ratio ended the second quarter of 2012 at 14.99%

“Strong revenue growth produced solid second quarter earnings for SBT Bancorp,” stated SBT Bancorp President and CEO, Martin J. Geitz. “Our asset quality continues to be excellent, with total loan delinquency remaining well below 1.00% of total loans at quarter end. We remain focused on growing the company’s revenue and building value for our shareholders.”

Total loans outstanding on June 30, 2012 were $223 million, an increase of $13 million or 6% over a year ago. Average loan balances for the quarter ending June 30, 2012 increased by $14 million or 7% compared to average loan balances for the quarter ending June 30, 2011. Residential mortgage loan average balances increased $6.4 million or 7% over last year’s second quarter. Commercial loan average balances increased $5.2 million or 10%. Consumer loan average balances increased $2.5 million or 4%. The profile of the Company’s loan portfolio remains relatively low-risk. Allowance for loan losses at June 30, 2012 was 1.10% of total loans. The Company had non-accrual loans of $0.8 million equal to 0.38% of total loans on June 30, 2012 compared to non-accrual loans of $2.1 million or 1.00% of total loans a year ago. Total delinquent loans decreased from 1.17% of loans outstanding on June 30, 2011 to 0.44% of loans outstanding on June 30, 2012.

Total deposits on June 30, 2012 were $308 million, a decrease of $1.6 million compared to total deposits a year ago. Prior year quarter-end, June 30, 2011, total deposits included a business checking account short-term deposit of $22 million that was deposited in late June 2011 and was withdrawn in early July 2011. Excluding this prior year quarter-end anomaly, total deposits for the quarter ending June 30, 2012 increased by $20 million or 7%. This growth was all in Core deposits (Demand, Savings and NOW accounts). Compared to June 30, 2011, demand deposits, excluding the prior year quarter-end anomaly, increased $8 million or 12%, savings and NOW deposits increased $14 million or 10%, and time deposits decreased by $1.5 million or 2%. At quarter end, 24% of total deposits were in non-interest bearing demand accounts, 52% were in low-cost savings and NOW accounts, and 24% were in time deposits.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,616,000 in the second quarter compared to $3,129,000 a year ago, an increase of $487,000 or 16%. Net interest and dividend income increased by $114,000 or 5%, while noninterest income increased by $373,000 or 65% primarily due to an increase in the gain on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.34% for the second quarter of 2012, compared to 3.45% for the second quarter of 2011. The Company’s cost of funds declined 23 basis points while the yield on interest earning assets decreased 31 basis points during the second quarter of 2012, compared to the second quarter of 2011.

Total noninterest expenses increased by $205,000 or 7% to $2,946,000 for the second quarter 2012 compared to $2,741,000 in the second quarter 2011. This increase was mainly due to expenses related to growing the Bank’s revenues. Salaries and employee benefit expenses increased by $201,000. Advertising and promotion expenses increased by $66,000. Offsetting a portion of these expense increases were decreases in expenses for professional fees and FDIC assessment fees totaling $118,000.

Capital levels for the Simsbury Bank & Trust Company on June 30, 2012 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $340 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout Connecticut and a mortgage loan production office in Canton, Connecticut; Simsbury Bank Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	6/30/2012	12/31/2011	6/30/2011
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$8,101	$19,217	$7,381
Interest-bearing deposits with Federal Reserve Bank of Boston	17,737	65,291	38,939
Interest-bearing deposits with the Federal Home Loan Bank	2	1	2
Federal funds sold	2,314	2,024	4,138
Money market mutual funds	348	5,346	9,344
Cash and cash equivalents	28,502	91,879	59,804

Interest-bearing time deposits with other bank	3,715	4,728	4,641
Investments in available-for-sale securities (at fair value)	75,709	56,859	53,857
Federal Home Loan Bank stock, at cost	589	660	660

Loans outstanding	222,632	216,553	209,607
Less allowance for loan losses	2,439	2,469	2,314
Loans, net	220,193	214,084	207,293

Premises and equipment	840	679	520
Other real estate owned	372	-	-
Accrued interest receivable	977	964	967
Bank owned life insurance	6,268	4,173	4,093
Other assets	2,652	3,013	3,141
Total other assets	11,109	8,829	8,721

TOTAL ASSETS	$339,817	$377,039	$334,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$72,906	$103,778	$87,266
Savings and NOW deposits	159,887	164,318	145,627
Time deposits	74,757	76,681	76,256
Total deposits	307,550	344,777	309,149

Securities sold under agreements to repurchase	2,673	3,548	2,581
Due to broker	-	-	-
Other liabilities	1,186	1,271	897
Total liabilities	311,409	349,596	312,627

Stockholders' equity:
Preferred Stock - Series A	-	-	3,874
Preferred Stock - Series B	-	-	216
Preferred Stock - Series C	8,958	8,952	-
Common Stock, no par value; authorized 2,000,000 shares; issued and outstanding 876,926 shares on 6/30/12, 876,394 shares on 12/31/11, and 864,976 shares on 6/30/11, respectively	9,631	9,620	9,381
Treasury Stock, 414 shares	(7)	(7)	-
Unearned compensation restricted stock awards	(163)	(199)	-
Retained earnings	8,991	8,360	8,203
Accumulated other comprehensive income	998	717	675
Total stockholders' equity	28,408	27,443	22,349

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$339,817	$377,039	$334,976

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the six months ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Interest and dividend income:
Interest and fees on loans	$2,433	$2,480	$4,935	$4,955
Investment securities	469	437	883	835
Federal funds sold and overnight deposits	20	22	58	39
Total interest and dividend income	2,922	2,939	5,876	5,829

Interest expense:
Deposits	253	379	521	797
Repurchase agreements	1	6	2	14
Total interest expense	254	385	523	811

Net interest and dividend income	2,668	2,554	5,353	5,018

Provision for loan losses	60	165	150	165

Net interest and dividend income after
provision for loan losses	2,608	2,389	5,203	4,853

Noninterest income:
Service charges on deposit accounts	118	134	240	247
Gain on sales of available-for-sale securities	24	162	47	269
Other service charges and fees	169	145	323	276
Increase in cash surrender value of life insurance policies	55	39	95	79
Gain on loans sold	533	54	882	101
Investment services fees and commissions	48	37	71	103
Other income	1	4	1	4
Total noninterest income	948	575	1,659	1,079

Noninterest expense:
Salaries and employee benefits	1,603	1,402	2,990	2,815
Premises and equipment	324	330	663	692
Advertising and promotions	183	117	332	217
Forms and supplies	53	41	96	93
Professional fees	174	226	319	384
Directors' fees	56	39	113	78
Correspondent charges	85	80	184	156
Postage	20	20	47	41
FDIC Assessment	46	112	69	241
Data Processing Fees	124	112	238	221
Other expenses	278	262	541	455
Total noninterest expense	2,946	2,741	5,592	5,393

Income before income taxes	610	223	1,270	539
Income tax provision	157	25	336	254

Net income	$453	$198	$934	$285

Net income available to common shareholders	$423	$133	$839	$156

Average shares outstanding, basic	854,078	864,976	859,657	864,976
Earnings per common share, basic	$0.49	$0.15	$0.98	$0.18

Average shares outstanding, assuming dilution	865,284	865,264	871,113	865,282
Earnings per common share, assuming dilution	$0.49	$0.15	$0.96	$0.18

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, EVP & CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com